SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

PERRY ELLIS INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3000 N.W. 107th Avenue

Miami, Florida 33172

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 16, 2006

To the Shareholders of Perry Ellis International, Inc.:

The 2006 Annual Meeting of Shareholders (the “Annual Meeting”) of Perry Ellis International, Inc., a Florida corporation (the “Company” or “Perry Ellis”), will be held at our principal executive offices at 3000 N.W. 107th Avenue, Miami, Florida 33172 at 10:00 A.M. on June 16, 2006 for the following purposes:

1.	To elect two directors of the Company to serve until the 2009 Annual Meeting of Shareholders;

2.	To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2007; and

3.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Our board of directors has fixed the close of business on April 19, 2006 as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the pre-addressed envelope provided for that purpose as promptly as possible. No postage is required if mailed in the United States.

By Order of the Board of Directors,

Fanny Hanono,
Secretary

Miami, Florida

May 16, 2006

ALL SHAREHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. THOSE SHAREHOLDERS WHO ARE UNABLE TO ATTEND ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE ANNUAL MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON. “STREET NAME” SHAREHOLDERS WHO WISH TO VOTE THEIR SHARES IN PERSON WILL NEED TO OBTAIN A PROXY FROM THE PERSON IN WHOSE NAME THEIR SHARES ARE REGISTERED.

PERRY ELLIS INTERNATIONAL, INC.

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 16, 2006

PROXY STATEMENT

TIME, DATE AND PLACE OF ANNUAL MEETING

This proxy statement is furnished in connection with the solicitation by the board of directors of Perry Ellis International, Inc., a Florida corporation (the “Company” or “Perry Ellis”), of proxies from the holders of our common stock, par value $.01 per share, for use at our Annual Meeting of Shareholders to be held at our principal executive offices at 3000 N.W. 107th Avenue, Miami, Florida 33172 at 10:00 A.M. on June 16, 2006, and at any adjournments or postponements thereof pursuant to the enclosed Notice of Annual Meeting.

The approximate date this proxy statement and the enclosed form of proxy are first being sent to shareholders is May 17, 2006. Shareholders should review the information provided herein in conjunction with our Annual Report to Shareholders, which accompanies this proxy statement. Our principal executive offices are located at 3000 N.W. 107th Avenue, Miami, Florida 33172, and our telephone number is (305) 592-2830.

INFORMATION CONCERNING PROXY

The enclosed proxy is solicited on behalf of our board of directors. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with our Secretary at our headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by us at or prior to the Annual Meeting.

The cost of preparing, assembling and mailing this proxy statement, the Notice of Annual Meeting and the enclosed proxy is to be borne by us. In addition to the use of mail, our employees may solicit proxies personally and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. We may reimburse such persons for their expenses in so doing.

PURPOSES OF THE ANNUAL MEETING

At the Annual Meeting, our shareholders will consider and vote upon the following matters:

1.	To elect two directors to serve until the 2009 Annual Meeting of Shareholders;

2.	To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2007; and

3.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponements thereof.

Unless contrary instructions are indicated on the enclosed proxy, all shares of common stock represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth herein) will be voted (a) for the election of the respective nominees for director named in the Section titled “Election of Directors” and (b) in favor of all other proposals described in the Notice of Annual Meeting. In the event a shareholder specifies a different choice by means of the enclosed proxy, the shareholder’s shares will be voted in accordance with the specification so made.

OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

Our board of directors has set the close of business on April 19, 2006, as the record date for determining which of our shareholders are entitled to notice of and to vote at the Annual Meeting. As of the record date, there were approximately 9,608,012 shares of common stock which are entitled to be voted at the Annual Meeting. Each share of common stock is entitled to one vote on each matter submitted to shareholders for approval at the Annual Meeting.

The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Directors will be elected by a plurality of the votes cast by the shares of common stock represented in person or by proxy at the Annual Meeting. The affirmative vote of the holders of a majority of the shares of common stock represented in person or by proxy at the Annual Meeting will be required for approval of the other proposals covered by this proxy statement. If less than a majority of the outstanding shares entitled to vote is represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.

Prior to the Annual Meeting, we will select one or more inspectors of election for the meeting. Such inspector(s) shall determine the number of shares of common stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof. Abstentions will be considered as shares present and entitled to vote at the Annual Meeting and will be counted as votes cast at the Annual Meeting, but will not be counted as votes cast for or against any given matter.

A broker or nominee holding shares registered in its name, or in the name of its nominee, which are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner, may have discretion to vote the beneficial owner’s shares with respect to the election of directors and other matters addressed at the Annual Meeting. Any such shares which are not represented at the Annual Meeting either in person or by proxy will not be counted in the vote on any matters addressed at the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the record date, information with respect to the beneficial ownership of our common stock by (i) each person who is known by us to beneficially own 5% or more of our outstanding common stock, (ii) each of our Named Executive Officers (as defined in “Executive Compensation”), (iii) each of our directors, and (iv) all of our directors and executive officers as a group. We are not aware of any beneficial owner of more than 5% of our outstanding common stock other than as set forth in the following table.

Name and Address of Beneficial Owner(1)(2)	Number of Shares	% of Class Outstanding
George Feldenkreis(3)	1,680,690	16.5%
Oscar Feldenkreis(4)	1,306,196	13.1%
Ronald Buch(5)	36,418	*
Gary Dix(6)	37,918	*
Salomon Hanono(7)	414,361	4.3%
Joseph P. Lacher(8)	32,668	*
Leonard Miller(9)	133,348	1.4%
Alberto de Cardenas	0	*
Fanny Hanono(10)	414,361	4.3%
Douglas Jakubowski	0	*
George Pita(11)	5,000	*
Paul Rosengard(12)	8,000	*
All directors and executive officers as a group (13 persons)(13)	3,481,659	32.4%

FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109(14)	994,037	10.3%
Slater Capital Management, L.L.C 153 East 53rd Street, 26th Floor New York, New York 10022(15)	476,282	5.0%
Dimensional Fund Advisors Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401(16)	811,869	8.4%
Buckingham Capital Management Incorporated 750 Third Avenue, Sixth Floor New York, New York 10017(17)	680,500	7.1%

*	Less than 1%.

(1)	Except as otherwise indicated, the address of each beneficial owner is c/o Perry Ellis International, Inc., 3000 N.W. 107th Avenue, Miami, Florida 33172.

(2)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock listed, which include shares of common stock that such persons have the right to acquire within 60 days from the record date.

(3)

Represents (a) 998,480 shares of common stock held directly by George Feldenkreis, (b) 595,000 shares of common stock issuable upon the exercise of stock options held by George Feldenkreis that are currently exercisable or are exercisable within 60 days of the record date, and (c) 87,210 shares of common stock held by a charitable foundation of which George Feldenkreis, Oscar Feldenkreis and Fanny Hanono are each directors and officers (the “Foundation”). George Feldenkreis, Oscar Feldenkreis and Fanny Hanono share voting and dispositive power over the shares owned by the Foundation.

(4)	Represents (a) 822,986 shares of common stock held by a limited partnership of which Oscar Feldenkreis is the sole shareholder of the general partner and the sole limited partner, and over which Oscar Feldenkreis has sole voting and dispositive power, (b) 46,000 shares of common stock held directly by Oscar Feldenkreis, (c) 350,000 shares of common stock issuable upon the exercise of stock options held by Oscar Feldenkreis that are currently exercisable or are exercisable within 60 days of the record date, and (d) 87,210 shares held by the Foundation.

(5)	Represents (a) 5,750 shares of common stock held directly by Mr. Buch and (b) 30,668 shares of common stock issuable upon the exercise of stock options held by Mr. Buch that are currently exercisable or are exercisable within 60 days of the record date.

(6)	Represents (a) 1,500 shares held directly by Mr. Dix, (b) 750 held in an individual retirement account and (c) 35,668 shares of common stock issuable upon the exercise of stock options held by Mr. Dix that are currently exercisable or are exercisable within 60 days of the record date.

(7)	Represents (a) 40,668 shares of common stock issuable upon the exercise of stock options held by Mr. Hanono that are currently exercisable or are exercisable within 60 days of the record date, (b) 286,483 shares of common stock held by a limited partnership of which Fanny Hanono, Mr. Hanono’s wife, is the sole shareholder of the general partner and the sole limited partner, and over which she has sole voting and dispositive power, and (c) 87,210 shares held by the Foundation, for which Mr. Hanono’s wife serves as a director and officer.

(8)	Represents (a) 2,000 shares of common stock held directly by Mr. Lacher, 5,000 shares of common stock held by Mr. Lacher’s spouse, and (b) 25,668 shares of common stock issuable upon the exercise of stock options held by Mr. Lacher that are currently exercisable or are exercisable within 60 days of the record date.

(9)	Represents (a) 42,250 shares of common stock held directly by Mr. Miller, (b) 28,000 shares held in an individual retirement account, (c) 11,180 shares held by Mr. Miller’s spouse, and (d) 51,918 shares of common stock issuable upon the exercise of stock options held by Mr. Miller that are currently exercisable or are exercisable within 60 days of the record date.

(10)	Represents (a) 40,668 shares of common stock issuable upon the exercise of stock options held by Salomon Hanono, Ms. Hanono’s husband, that are currently exercisable or are exercisable within 60 days of the record date, (b) 286,483 shares of common stock held by a limited partnership of which Ms. Hanono is the sole shareholder of the general partner and the sole limited partner, and over which she has sole voting and dispositive power, and (c) 87,210 shares held by the Foundation, for which Ms. Hanono serves as a director and officer.

(11)	Represents 5,000 shares of common stock issuable upon the exercise of stock options held by Mr. Pita that are currently exercisable or are exercisable within 60 days of the record date.

(12)	Represents 8,000 shares of restricted common stock owned directly by Mr. Rosengard. The shares of restricted stock vest in equal annual installments over a period of four years commencing on August 1, 2006. Mr. Rosengard does not have the power to sell, transfer, pledge or otherwise dispose of the restricted shares until the shares have vested.

(13)	Includes 1,134,590 shares of common stock issuable upon the exercise of stock options that are currently exercisable or are exercisable within 60 days of the record date.

(14)	Based solely on information contained in a Schedule 13G filed with the Securities and Exchange Commission (the “Commission”) for the period ended December 31, 2005. Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 830,253 shares of our common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d, Chairman of FMR Corp., and FMR Corp., through its control of Fidelity and the funds, each has sole power to dispose of the 830,253 shares owned by the funds. Neither FMR Corp. nor Edward C. Johnson 3d, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ boards of trustees. Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 196,765 shares of our common stock as a result of its serving as investment manager of the institutional account(s). Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over 196,765 shares and sole power to vote or to direct the voting of 196,765 shares of common stock owned by the institutional account(s) as reported above. Fidelity International Limited (“FIL”) and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors.

(15)	Based solely on information contained in a Schedule 13G filed with the Commission for the period ended December 31, 2005, Slater Capital Management, L.L.C. (“Slater Capital”), a Delaware limited liability company, is an investment advisor and has investment discretion over certain managed accounts of its investment advisory clients and certain private funds for which it serves as investment manager. Investment advisory clients, on whose behalf the shares are held in managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of shares. Steven L. Martin is the manager of Slater Capital and Slater Asset Management, L.L.C. (“Slater Asset”), a Delaware limited liability company, which is the general partner of a private limited partnership of which Slater Capital is the investment adviser. Mr. Martin, Slater Capital and Slater Asset have the shared power to vote or direct the vote and the shared power to dispose of 474,882 shares of our common stock. In addition, Mr. Slater has sole voting power of 1,400 shares of common stock owned by Mr. Slater’s wife. Each of Martin, Slater Capital and Slater Asset has disclaimed beneficial ownership of our common stock except to the extent of its pecuniary interest.

(16)	Based solely on information contained in a Schedule 13G filed with the Commission for the period ended December 31, 2005. Dimensional Fund Advisors Inc. (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities of the Company described in Schedule 13G that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in the Schedule 13D are owned by the Funds and Dimensional disclaims beneficial ownership of such securities.

(17)	Based solely on information contained in a Schedule 13G filed with the Commission for the period ended December 31, 2005.

ELECTION OF DIRECTORS

Our articles of incorporation provide that the board of directors be divided into three classes. Each class of directors serves a staggered three-year term. Oscar Feldenkreis and Joseph P. Lacher hold office until the 2006 Annual Meeting. Gary Dix, Leonard Miller and George Feldenkreis hold office until the 2007 Annual Meeting. Ronald L. Buch and Salomon Hanono hold office until the 2008 Annual Meeting.

At the Annual Meeting, two directors will be elected by the shareholders to serve until the Annual Meeting to be held in 2009 or until their successors are duly elected and qualified. The accompanying form of proxy when properly executed and returned to us, will be voted FOR the election as directors of the two persons named below, unless the proxy contains contrary instructions. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement. Management has no reason to believe that any of the nominees is unable or unwilling to serve if elected. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the proxy will be voted for the election of such person or persons as shall be designated by our board of directors.

Nominees

The persons nominated as directors are as follows:

Name	Age	Position with the Company	Term Expires
Oscar Feldenkreis	46	Vice Chairman of the Board, President and Chief Operating Officer	2006
Joseph P. Lacher(1)(2)(3)(4)(5)	60	Director	2006

(1)	Member of Audit Committee
(2)	Member of Compensation Committee.
(3)	Member of Corporate Governance Committee
(4)	Member of Investment Policy Committee.
(5)	Member of Nominating Committee.

Oscar Feldenkreis was elected our Vice President and a Director in 1979 and joined us on a full-time basis in 1980. Mr. Feldenkreis has been involved in all aspects of our operations since that time and was elected President and Chief Operating Officer in February 1993 and elected Vice Chairman in March 2005. He is a member of the Greater Miami Jewish Federation.

Joseph P. Lacher was elected to our board of directors in September 1999. From 1991 until his retirement in 2005, Mr. Lacher was State President for Florida Operations of BellSouth Telecommunications, Inc. From 1967 to 1990, Mr. Lacher served in various management capacities at AT&T corporate headquarters and at Southern Bell. Mr. Lacher is Chairman of Great Florida Bank, and a trustee of the Florida International University Foundation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF ALL OF THE NOMINEES FOR ELECTION AS DIRECTORS.

Management

Set forth below is certain information concerning the directors who are not currently standing for election and the executive officers who are not directors:

Name	Age	Position with the Company	Term Expires
George Feldenkreis	70	Chairman of the Board and Chief Executive Officer	2007
Ronald L. Buch(2)(3)(5)	70	Director	2008
Gary Dix(1)(3)(4)(5)	58	Director	2007
Salomon Hanono(4)	56	Director	2008
Leonard Miller(1)(2)(3)(5)	76	Director	2007
Fanny Hanono	45	Secretary-Treasurer	N/A
Stephen Harriman	48	President, Bottoms Division	N/A
George Pita	44	Chief Financial Officer	N/A
Paul Rosengard	47	Group President, Perry Ellis and Premium Brands	N/A

(1)	Member of Audit Committee.
(2)	Member of Compensation Committee.
(3)	Member of Corporate Governance Committee.
(4)	Member of Investment Policy Committee.
(5)	Member of Nominating Committee.

George Feldenkreis founded the Company in 1967, has been involved in all aspects of our operations since that time and served as our President and a director until February 1993, at which time he was elected Chairman of the Board and Chief Executive Officer. He is a member of the board of directors of the Greater Miami Jewish Federation and the Miami Jewish Home and is a trustee of the University of Miami.

Ronald L. Buch was elected to our board of directors in January 1996. Prior to his retirement in 1995, Mr. Buch was employed by K-Mart Corporation for over 39 years, most recently as Vice President and General Merchandise Manager.

Gary Dix was elected to our board of directors in May 1993. Since February 1994, Mr. Dix, a certified public accountant, has been a partner at Mallah Furman & Company, P.A., an accounting firm in Miami, Florida. From 1979 to January 1994, Mr. Dix was a partner of Silver Dix & Hammer, P.A., another Miami accounting firm.

Salomon Hanono was elected to our board of directors in February 1993. From 1987 until February 2001, Mr. Hanono was employed by GFX in various executive positions. From February through December 2001, Mr. Hanono served as Vice President of SPX. Since January 2002, Mr. Hanono has been serving as a consultant and in various executive capacities with GFX.

Leonard Miller was elected to our board of directors in May 1993. Mr. Miller was Vice President and Secretary of Pasadena Homes, Inc., a home construction firm in Miami, Florida, until he retired in 2002 from these positions, which he had held since 1959.

Fanny Hanono was elected our Secretary-Treasurer in September 1990 and, additionally, has been performing services for us in the areas of Human Resources and Accounts Payable since April 2003. From September 1988 to August 1990, Ms. Hanono served as our Assistant Secretary and Assistant Treasurer. From 1988 until February 2001, Ms. Hanono was employed by GFX, Inc., an importer and distributor of automotive parts. From February 2001 through December 2001, Ms. Hanono served as a Vice President of SPX Filtran, Inc., a manufacturer of automobile filtration solutions which purchased substantially all of GFX’s domestic assets. Since January 2002, Ms. Hanono has been serving as a consultant and in various executive capacities with GFX.

Stephen Harriman was appointed President, Bottoms Division in March 2006. Since 1995, Mr. Harriman has been responsible for sourcing of our bottom products. Prior to 1995, Mr. Harriman was a buyer for Marshall’s, an off-price family apparel and home fashions retailer.

George Pita was appointed our Chief Financial Officer in November 2004. Previously, Mr. Pita was our Senior Vice President of Finance and Controller from April 2004 to November 2004, and Senior Vice President of Strategic Planning and Administration from April 2002 to April 2004, where he oversaw our green grass, corporate wear and retail business and planning operations. From 1989 to 2001, Mr. Pita served in a variety of financial and operational positions, including Chief Financial Officer, at Sunglass Hut International, a multi-national retailer of sunglasses and watches.

Paul Rosengard was appointed President, Perry Ellis and Premium Brands in August 2005. From 1987 to 2005, Mr. Rosengard held various positions at Randa Corp., a vertically integrated men’s dress furnishing and accessories manufacturer, most recently serving as Executive Vice President.

George Feldenkreis is the father of Oscar Feldenkreis and Fanny Hanono and the father-in-law of Salomon Hanono. Fanny and Salomon Hanono are husband and wife. There are no other family relationships among our directors and executive officers.

Our executive officers are elected annually by our board of directors and serve at the discretion of our board of directors. Our directors hold office until the third succeeding Annual Meeting of Shareholders after their respective election and until their successors have been duly elected and qualified.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than 10% percent of our common stock to file reports of beneficial ownership and changes in ownership of our common stock with the Commission. Such persons are required to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us, or oral or written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that, with respect to the fiscal year ended January 31, 2006 (“fiscal 2006”), all filing requirements applicable to our directors, executive officers and greater than 10% percent beneficial owners were complied with except for the following reports: due to administrative oversight Fanny Hanono failed to report 22 transactions on a timely basis relating to the exercise of certain stock options owned by her husband, Mr. Hanono, the subsequent sales of our common stock issued upon exercise of those stock options and the grant of options to Mr. Hanono, all of which were timely reported by Mr. Hanono and due to administrative oversights four transactions that should have been reported by Mr. Leonard Miller were not reported on a timely basis.

Corporate Governance

We operate within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting the highest standards of professional, ethical and personal conduct and assuring compliance with such responsibilities and standards. We, with the assistance of our counsel, regularly monitor developments and “best practices” in the area of corporate governance. In July 2002, Congress enacted the Sarbanes Oxley Act of 2002, which, among other things, established various new substantive corporate governance standards and disclosure requirements for public companies. In addition, the National Association of Securities Dealers, Inc. (“NASD”) adopted changes to its listing requirements consistent with Sarbanes Oxley and Commission regulations. Our board of directors remains proactive and has initiated actions consistent with these corporate governance regulations and standards. A majority of our board of directors is composed of independent directors consistent with Sarbanes Oxley and with relevant NASD listing standards. In addition, our board has established a corporate governance committee to oversea compliance with all the corporate governance policies implemented.

Meetings and Committees of the Board of Directors

During fiscal 2006, our board of directors held five formal meetings and acted by written consent on two occasions. During fiscal 2006, no director attended fewer than 75% of the number of meetings of the board of directors and each committee of the board of directors of which he was a member held during the period he served on the board of directors.

The committees of the board of directors are the audit committee, the compensation committee, the corporate governance committee, the nominating committee and the investment policy committee. Our board of directors has adopted a written charter for each of the committees and has adopted corporate governance guidelines that address the composition and duties of the board and its committees. The charters for the audit, compensation, corporate governance and nominating committee and corporate governance guidelines are posted in the “Investor Relations” section of our website at www.pery.com, and each is available in print, without charge, to any shareholder.

Director Independence

In determining the independence of directors, our board of directors considered information regarding the relationships between each director and his family and us. Our board of directors made its determinations under the listing requirements of the NASD. The NASD independence definition includes a series of objective tests, such as that the director is not our employee and has not engaged in various types of business dealings with us. In addition, as further required by the NASD listing requirements, our board of directors made a subjective determination as to each independent director that no relationships exist which, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management. After reviewing the information presented to it, our board of directors concluded that Ronald Buch, Gary Dix, Joseph P. Lacher and Leonard Miller satisfied the NASD standards of independence.

Audit Committee

The audit committee is presently comprised of Joseph P. Lacher, Chairman of the committee, Gary Dix and Leonard Miller. The audit committee’s functions include overseeing the integrity of our financial statements, our compliance with legal and regulatory requirements, the selection and qualifications of our independent auditors, and the performance of our internal audit function and controls regarding finance, accounting, legal compliance and ethics that management and our board of directors have established. In this oversight capacity, the audit committee reviews the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent auditors, including their recommendations to improve the system of accounting and internal controls. The audit committee met on nine occasions during fiscal 2006.

Our board of directors has adopted a written charter for the audit committee, a copy of which is attached hereto as Annex A. The audit committee is composed of outside directors who are not officers or employees of ours or our subsidiaries. In the opinion of the board of directors, all of the members of the audit committee are “independent” as that term is defined in the NASD listing standards and the Commission’s rules and regulations and these directors are independent of management and free of any relationships that would interfere with their exercise of independent judgment as members of the audit committee. Additionally, the audit committee includes at least one member who has been determined by our board of directors to meet the qualifications of an “Audit Committee Financial Expert” in accordance with the Commission’s rules. The board of directors has designated Joseph P. Lacher as our “Audit Committee Financial Expert.”

Deloitte & Touche LLP, our independent auditor, reports directly to the audit committee. Our internal audit department also reports directly to the audit committee through the Director of Internal Audit. The audit committee, consistent with Sarbanes Oxley and the Commission’s rules adopted thereunder, meets with management and the auditors prior to the filing of our periodic reports. The audit committee has also adopted a policy for reporting improper activity to enable confidential and anonymous reporting of improper activities to the audit committee.

Compensation Committee

The compensation committee is presently comprised of Joseph P. Lacher, Chairman of the committee, Ronald Buch and Leonard Miller. The compensation committee reviews and approves the compensation of our executive officers and administers our incentive compensation plans. The compensation committee held eight meetings during fiscal 2006.

Corporate Governance Committee

In December 2005, our board of directors established the corporate governance committee. The committee is presently comprised of Ronald Buch, Gary Dix, Joseph P. Lacher and Leonard Miller. The board has determined that all of these individuals are independent as defined in the NASD listing standards. Our board of directors has adopted a written charter for the corporate governance committee. The corporate governance committee did not meet in fiscal 2006 as it was established late in the fiscal year. The independent directors, however, fulfilled the committee’s goals and objectives in the two executive sessions they convened during fiscal 2006. The corporate governance committee is responsible for evaluating our governance and the governance of our board and its committees; monitoring our compliance and the board and its committees compliance with our corporate governance guidelines; evaluating our corporate governance guidelines and reviewing those matters, including all related party transactions, that require the review and consent of the independent directors of the board and that are not otherwise within the responsibilities delegated to another committee of the board.

Nominating Committee

In December 2005, our board of directors established the nominating committee. The committee is presently comprised of Ronald Buch, Gary Dix, Joseph P. Lacher and Leonard Miller. The board has determined that all of these individuals are independent as defined in the NASD listing standards. Our board of directors has adopted a written charter for the nominating committee.

The committee assists the board of directors, on an annual basis, by identifying individuals qualified to become board members, and recommending to the board the director nominees for the next Annual Meeting of Shareholders. The nominating committee did not meet in fiscal 2006 as it was established late in the fiscal year. The independent directors, however, evaluated the board of directors’ performance during fiscal 2006 and nominated the directors who will stand for election at the 2006 Annual Meeting during the two executive sessions they convened during fiscal 2006.

Pursuant to its charter, the committee has determined that it will consider a number of factors in evaluating candidates for the board of directors, such as:

•	The candidate’s ability to comprehend our strategic goals and to help guide us towards the accomplishment of those goals;

•	The history of the candidate in conducting his/her personal and professional affairs with the utmost integrity and observing the highest standards of values, character and ethics;

•	The candidate’s time availability for in-person participation at board of directors and committee meetings;

•	The candidate’s judgment and business experience with related businesses or other organizations of comparable size;

•	The knowledge and skills the candidate would add to the board of directors and its committees, including the candidate’s knowledge of Commission and NASD regulations, and accounting and financial reporting requirements;

•	The candidate’s ability to satisfy the criteria for independence established by the Commission and the NASD; and

•	The interplay of the candidate’s experience with the experience of other board members.

The committee will consider a candidate recommended by a shareholder, provided that the shareholder mails a recommendation to us that contains the following:

•	The recommending shareholder’s name and contact information;

•	The candidate’s name and contact information;

•	A brief description of the candidate’s background and qualifications, taking into account the qualification factors set forth above;

•	The reasons why the recommending shareholder believes the candidate would be well suited for the board of directors;

•	A statement by the candidate that the candidate is willing and able to serve on the board of directors; and

•	A brief description of the recommending shareholder’s ownership of our common stock and the term during which such shares have been held.

In making its determination whether to recommend that the board of directors nominate a candidate who has been recommended by a shareholder, the committee will consider, among other things, (a) the appropriateness of adding another director to the board of directors and (b) the candidate’s background and qualifications. The committee may conduct an independent investigation of the background and qualifications of a candidate recommended by a shareholder, and may request an interview with the candidate. The committee will not determine whether to recommend that the board of directors nominate a candidate until the committee completes what it believes to be a reasonable investigation, even if that delays the recommendation until after it is too late for the candidate to be nominated with regard to a particular meeting of shareholders. When the committee determines not to recommend that the board of directors nominate a candidate, or the board determines to nominate or not to nominate a candidate, the committee will notify the recommending shareholder and the candidate of the determination.

Investment Policy Committee

The investment policy committee is presently comprised of Gary Dix, Chairman of the committee, Salomon Hanono and Joseph P. Lacher. The investment policy committee’s function is to oversee and administer the retirement plan and pension plan acquired as a result of our acquisition of Perry Ellis Menswear, LLC and our 401(k) plan. The investment policy committee met on two occasions during fiscal 2006.

Shareholder Communication with the Board of Directors

Our board of directors has established a procedure that enables shareholders to communicate in writing with members of the board of directors. Any such communication should be addressed to Perry Ellis International, Inc., 3000 N.W. 107th Avenue, Miami, Florida 33172, Attention: Vice President—Finance. Any such communication must state, in a conspicuous manner, that it is intended for distribution to the entire board of directors. Under the procedures established by our board of directors, upon receipt of such communications, our Vice President—Finance will log receipt of such communications and send a copy of all communications that the Vice President—Finance believes are bona fide and require attention to each member of our board of directors, identifying each one as a communication received from a shareholder. The Vice President—Finance will also periodically provide our board of directors with a summary of all communications received and any responsive actions taken. Absent unusual circumstances, at the next regularly scheduled meeting of our board of directors held more than two days after a communication has been distributed, the board of directors will consider the substance of any communication that any director wants to discuss. We also urge all members of our board of directors to attend the Annual Shareholders’ Meeting and be available for direct discussions with shareholders. All of the members of our board of directors attended our 2005 Annual Shareholders’ Meeting.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following compensation table sets forth for the fiscal years ended January 31, 2006, 2005 and 2004, the cash and certain other compensation earned by our Chief Executive Officer, the four most highly compensated executive officers other than our CEO who were serving as executive officers as of January 31, 2006 and two other highly compensated executive officers who would have been included but for the fact that they resigned before the fiscal year end (together with the CEO, collectively, the “Named Executive Officers”):

	Annual Compensation				Long-Term Compensation Awards			All Other Compensation ($)(2)
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation	Restricted Stock Awards(s) ($)		Securities Underlying Options
George Feldenkreis Chairman and CEO	2006 2005 2004	900,000 692,239 500,000	783,000 100,000 300,000	* * *	— — —		— 45,000 —	16,448 14,262 31,039

Oscar Feldenkreis Vice Chairman, President and Chief Operating Officer	2006 2005 2004	800,000 618,000 600,000	696,000 1,521,000 695,700	* * *	— — —		— 45,000 —	36,986 16,193 20,668

George Pita(3) Chief Financial Officer	2006 2005	300,000 225,000	30,000 20,000	* *	— —		— —	12,944 6,012

Paul Rosengard(4) Group President, Perry Ellis and Premium Brands	2006	289,385	114,000	*	190,400	(5)	10,000	2,541

Fanny Hanono Secretary and Treasurer	2006 2005 2004	116,157 107,900 61,500	11,400 30,000 —	* * *	— — —		— — —	4,520 1,800 —

Douglas Jakubowski(6) President of Perry Ellis Menswear	2006 2005	211,878 400,000	— 30,000	* *	— —		— —	1,923 2,423

Alberto de Cardenas(7) Senior Vice President and General Counsel	2006 2005 2004	180,077 210,000 200,000	— 20,000 20,000	* * *	— — —		— 10,000 —	— 5,375 462

*	Other Annual Compensation for each Named Executive Officer is less than the lesser of $50,000 or 10% of the executive’s salary and bonus.

(1)	With respect to Mr. Oscar Feldenkreis, amounts for 2005 and 2004 represent payments under our 2000 incentive compensation plan (the “2000 Plan”) and amounts for 2006 represent payments under our 2005 Management Incentive Compensation Plan (the “2005 Plan”). Pursuant to our 2000 Plan and 2005 Plan, Oscar Feldenkreis received payments based on meeting performance criteria established by our compensation committee. These criteria were based on pre-tax income achieved in each of the indicated single fiscal years.

(2)	Represents compensation paid in fiscal 2006 to George Feldenkreis, Oscar Feldenkreis, George Pita, Paul Rosengard, Fanny Hanono, Douglas Jakubowski and Alberto de Cardenas as follows: (a) 401(k) plan contributions in the amounts of $7,492, $7,838, $7,007, $0, $4,108, $1,923 and $0, respectively; (b) payments for a car allowance or leased vehicle in the amounts of $7,509, $28,183, $0, $0, $0, $0 and $0, respectively; and (c) payments for club dues in the amounts of $0, $0, $5,346, $0, $0, $0 and $0, respectively. Amounts paid for fiscal 2004 represent the same types of compensation except that the fiscal 2004 amounts for George Feldenkreis and Oscar Feldenkreis also include life insurance payments.

(3)	Mr. Pita became an executive officer upon his appointment as Senior Vice President and Controller in April 2004 and was named Chief Financial Officer in December 2004.

(4)	Mr. Rosengard became an executive officer upon his appointment as Group President, Perry Ellis and Premium Brands in August 2005.

(5)	Represents the value of 8,000 shares of restricted stock granted to Mr. Rosengard on August 1, 2005 based on the closing price of our common stock on the date of grant. The value of the restricted stock as of the end of fiscal 2006 was $162,480. The shares of restricted stock vest in equal annual installments over a period of four years commencing on August 1, 2006.

(6)	Mr. Jakubowski was appointed President of Perry Ellis Menswear, LLC in June 2003 and became an executive officer in April 2005. Mr. Jakubowski resigned on July 29, 2005.

(7)	Mr. de Cardenas resigned on November 3, 2005.

Option Grants in Last Fiscal Year

The following table sets forth information concerning individual grants of our stock options made during fiscal 2006 to any of the Named Executive Officers.

Name	Number of Securities Underlying Stock Options Granted (#)	% of Total Options Granted To Employees In Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Stock Option Terms ($)(1)
					5%	10%
George Feldenkreis	0	—	—	—	—	—
Oscar Feldenkreis	0	—	—	—	—	—
George Pita	0	—	—	—	—	—
Paul Rosengard	10,000	7.44	23.86	July 31, 2015	150,054	380,267
Fanny Hanono	0	—	—	—	—	—
Douglas Jakubowski	0	—	—	—	—	—
Alberto de Cardenas	0	—	—	—	—	—

(1)	Based upon the exercise price, which was equal to the fair market value on the date of grant, and annual appreciation at the assumed rates stated on such price through the expiration date of the options. Amounts shown represent hypothetical gains that could be achieved for the options if exercised at the end of the term. These amounts have been determined on the basis of assumed rates of appreciation mandated by the Commission and do not represent our estimate or projection of the future stock price. Actual gains, if any, are contingent upon the continued employment of the Named Executive Officer through the expiration date, as well as being dependent upon the general performance of our common stock. The potential realizable values have not taken into account amounts required to be paid for federal income taxes. We did not use an alternative formula for a grant date valuation, an approach which would state gains at present, and therefore lower, value.

Option Exercises During Fiscal 2006 and Options Held at End of Fiscal 2006

The following table indicates the number of options exercised by the Named Executive Officers during fiscal 2006 and the value realized therefrom, and the total number and value of exercisable and unexercisable stock options held by each of the Named Executive Officers as of January 31, 2006.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
George Feldenkreis	0	0	595,000	0	4,901,750	0
Oscar Feldenkreis	0	0	350,000	0	2,550,450	0
George Pita	0	0	5,000	0	44,250	0
Paul Rosengard	0	0	0	10,000	0	0
Fanny Hanono	0	0	0	0	0	0
Douglas Jakubowski	0	0	0	0	0	0
Alberto de Cardenas	0	0	0	0	0	0

(1)	Based on the Nasdaq National Market closing sales price for our common stock on January 31, 2006 in the amount of $20.31 per share.

Pension Plan Information for Fiscal 2006

In connection with our acquisition of Perry Ellis Menswear, LLC, we maintain a retirement plan. The number of years of service and the eligible compensation were frozen effective December 31, 2003 and, therefore, no longer continue to accrue. We make contributions to the retirement plan only to fund its liabilities. Pension plan benefits are determined by adding 0.65% of an employee’s “Average Final Compensation” not in excess of 140% of the “Covered Compensation,” and 1.25% of an employee’s “Average Final Compensation” in excess of 140% of the “Covered Compensation,” if any, and multiplying this amount by the employee’s number of years of service, which cannot exceed 35. In general, “Average Final Compensation” means the average of an employee’s annual compensation for the five years prior to his or her retirement, or if the employee had not retired as of December 31, 2003, the average of an employee’s annual compensation for the five years ended December 31, 2003. In general, “Covered Compensation” means an employee’s salary and bonus, if any. For the retirement plan, the relevant compensation, net of severance pay, group term life insurance, moving expenses, car allowances, housing allowances and stock option gains, is annual compensation for those five years within the 15 consecutive years before the plan was frozen or the employee’s retirement, during which the employee achieved his or her highest annual compensation. The only participants in this plan are certain former employees of Perry Ellis Menswear, LLC. Douglas Jakubowski, the former president of Perry Ellis Menswear, LLC and a Named Executive Officer, is entitled to a deferred vested accrued benefit in the amount of $958.11 as a life annuity to commence at his normal retirement date on October 1, 2028. None of our other Named Executive Officers participate in these plans.

Equity Compensation Plan Information for Fiscal 2006

The following table summarizes as of January 31, 2006 the shares of our common stock subject to outstanding awards or available for future awards under our equity compensation plans.

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by security holders(1)	1,413,215	$14.55	1,170,916
Equity compensation plans not approved by security holders	—	—	—

Total	1,413,215	$14.55	1,170,916

(1)	Represents awards made pursuant to our 2002 Equity Compensation Plan, our 1993 Stock Option Plan and our 2005 Long Term Plan.

Compensation of Directors

During fiscal 2006, non-employee directors were compensated at a rate of $31,250 per year and each committee chairperson received a $5,000 additional cash retainer per year. In addition, each director receives $2,000 for each board and/or committee meeting attended. Directors are reimbursed for travel and lodging expenses in connection with their attendance at meetings. Directors are also entitled to receive stock options under our equity compensation plans. As of the record date, the following options granted to non-employee directors were outstanding:

Name of Optionee	Number of Shares	Exercise Price($)	Expiration Date
Ronald L. Buch	5,668 10,000 10,000 5,000	20.08 14.25 8.81 15.75	June 6, 2015 December 4, 2012 April 22, 2009 May 7, 2008
Gary Dix	5,668 10,000 10,000 10,000	20.08 14.25 5.19 8.81	June 6, 2015 December 4, 2012 January 3, 2011 April 22, 2009
Salomon Hanono	5,668 10,000 10,000 10,000 5,000	20.08 14.25 5.19 8.81 15.75	June 6, 2015 December 4, 2012 January 3, 2011 April 22, 2009 May 7, 2008
Joseph W. Lacher	5,668 10,000 10,000	20.08 14.25 5.19	June 6, 2015 December 5, 2012 January 4, 2011
Leonard Miller	5,668 10,000 10,000 10,000 5,000	20.08 14.25 5.19 8.81 15.75	June 6, 2015 December 5, 2012 January 4, 2011 April 22, 2009 May 7, 2008

Employment Agreements

We are a party to an employment agreement with George Feldenkreis, our Chairman and Chief Executive Officer, which expires in February 2010. The employment agreement currently provides for an annual salary of $900,000, subject to annual increases at the discretion of our board of directors. Mr. Feldenkreis is also eligible to participate in our annual incentive compensation plan and/or arrangements applicable to senior-level executives with an annual threshold bonus opportunity equal to 60% of his base salary, a target bonus opportunity equal to 100% of his base salary and a maximum bonus opportunity equal to 180% of his base salary. In each case, bonuses will be received based on satisfaction of performance criteria established by the compensation committee for each fiscal year during the term of the agreement. The employment agreement also prohibits Mr. Feldenkreis from directly or indirectly competing with us for two years after termination of his employment for any reason except for the termination of Mr. Feldenkreis’ employment upon expiration of the term of the agreement or upon his death. In addition, upon termination of his employment for any reason except the termination of his employment upon expiration of the term of the agreement or upon his death, Mr. Feldenkreis is prohibited for a two-year period from hiring any employee of the Company. In the event Mr. Feldenkreis’ employment terminates upon the expiration of the term, he is prohibited for a one-year period from hiring an employee of the Company. Upon termination of Mr. Feldenkreis’ employment by reason of his death or disability, Mr. Feldenkreis or his estate will be entitled to receive, within 15 days of the termination of his employment, a lump sum amount equal to (a) his base salary earned but not paid prior to the date of termination, (b) all annual incentive compensation awards with respect to any year prior to the year in which his death or disability occurred, (c) a pro rata target bonus, (d) all performance-based compensation payable in cash and based on a performance metric other than stock price, payable on a pro rata basis based on the portion of the performance period completed as of the date of termination assuming that all target goals had been achieved, (e) all premiums on health insurance for his spouse and his dependents for as long as they are eligible for COBRA coverage under our heath plan, and (f) any other amounts earned under the employment agreement which have not yet been paid.

We are a party to an employment agreement with Oscar Feldenkreis, our Vice Chairman, President and Chief Operating Officer, which expires in February 2010. The employment agreement currently provides for an annual salary of $800,000 for the first year of the term and $900,000 for the last four years of the term, subject to an annual review and increase in our board of directors’ sole discretion. Oscar Feldenkreis’ employment agreement contains termination and non-competition provisions similar to those set forth in George Feldenkreis’ agreement.

We are a party to an employment agreement dated May 1, 2005 with George Pita, our Chief Financial Officer, which expires in April 2007. The employment agreement currently provides for an initial annual salary of $300,000, effective February 1, 2005, and eligibility for an annual bonus. If we terminate Mr. Pita’s employment without cause (as that term is defined in his employment agreement) he is entitled to a severance payment equal to six months’ salary. In the event that we terminate Mr. Pita’s employment without cause or Mr. Pita terminates his employment for good reason (as that term is defined in his employment agreement) within twelve months following a change in control (as that term is defined in his employment agreement), (i) any unvested options held by Mr. Pita will become immediately vested and will remain exercisable for 60 days and (ii) Mr. Pita will be entitled to a severance payment equal to one year of his salary plus the amount of incentive compensation received by Mr. Pita in the fiscal year prior to the termination. Mr. Pita may not enter into any employment or other agency relationship with certain of our competitors during his employment or for a period of six months following his separation from us, for any reason. Mr. Pita also may not, directly or indirectly, without our express written permission, for a period of two years after his separation from us, employ anyone who was our consultant or employee at the time of his separation from us or who was a consultant or employee during the six-month period prior to his separation from us.

We are a party to an employment agreement dated August 1, 2005 with Paul Rosengard, our Group President, Perry Ellis and Premium Brands, which expires on July 31, 2007. The employment agreement currently provides for an initial annual salary of $570,000, and provides that Mr. Rosengard will be eligible to participate in any bonus arrangement generally available to other senior management employees, according to the same terms and conditions applicable to other employees. If we terminate Mr. Rosengard’s employment without cause (as that term is defined in his employment agreement) he is entitled to a severance payment equal to the greater of his base salary for the balance of the employment agreement or six months’ salary. In the event we terminate Mr. Rosengard’s employment without cause or Mr. Rosengard terminates his employment for good reason (as that term is defined in his employment agreement) within twelve months following a change in control (as that term is defined in his employment agreement), (i) any unvested restricted stock or options held by Mr. Rosengard will become fully vested and immediately exercisable and will remain exercisable until the earlier of 60 days or the expiration date of such option, and (ii) Mr. Rosengard will be entitled to a severance payment equal to one year of his salary plus the amount of incentive compensation received by Mr. Rosengard in the fiscal year prior to the termination. Mr. Rosengard may not enter into any employment or other agency relationship with certain of our competitors during his employment or for a period of six months following his separation, for any reason. Mr. Rosengard also may not, directly or indirectly, without our express written permission, for a period of two years after his separation, employ anyone who is a consultant or employee of ours at the time of his separation or who was a consultant or employee during the six-month period prior to his separation, with the exception of anyone who is a former employee as a result of our actions or is a former executive administrative assistant of Mr. Rosengard.

Compensation Committee Report on Executive Compensation

The compensation committee is composed of three independent directors. The committee establishes and administers the executive compensation program for the Company’s executive officers, including the CEO. The committee is pleased to present its report on executive compensation. This report describes the components of the Company’s executive officer compensation programs and the bases on which compensation determinations for fiscal 2006 were made.

Compensation Philosophy

The committee adheres to several guiding principles in carrying out its responsibilities:

•	Provide a competitive total compensation package that enables the Company to attract and retain key personnel, whose individual performance enhances the corporate performance and increases shareholder value.

•	Provide a base salary to employees that will maintain the Company’s competitive market position.

•	Provide variable compensation opportunities, primarily on an annual basis, that are directly linked to both individual and corporate performance goals.

•	Provide long-term compensation opportunities, through stock options, that align executive compensation values with value received by shareholders.

Compensation for Fiscal 2006

The committee considered several factors when determining compensation for executive officers, including the CEO:

•	Overall Company Performance. In addition to the committee’s current knowledge of the Company’s operations through participation at regular Board meetings, the committee looked at both quantitative and qualitative factors relating to the Company’s performance. There is no set weighting of these variables as applied to individual executive positions.

•	Individual Performance. The committee considered, in addition to business results, the executive’s achievement of various other managerial objectives, personal development goals, and prior compensation levels, including awards of long-term incentives.

•	Competitive Compensation. For fiscal 2006, the committee continued to rely on the report from a compensation consulting firm, provided to the committee in fiscal 2005. This report details the Company’s compensation practices relative to a group of 13 other companies engaged in the apparel business. The companies in the sample were chosen in consultation with the consulting firm to be representative of the types of comparable companies with which the Company competes for executive talent. The report reviews base salary, annual bonus, and long-term incentive awards for the CEO and other officer positions with responsibilities that are comparable across the group.

Compensation Program Components Including CEO Compensation

The committee periodically reviews the Company’s compensation programs to ensure that pay levels and incentive opportunities are competitive and reflect the performance of the Company. The compensation program for executive officers is comprised of the following components: base salary, annual incentive compensation, and long-term incentive compensation. Each of these components is summarized below.

Base Salary:    The Company has employment agreements with Mr. George Feldenkreis (the Company’s CEO) and some other executive officers. In setting base salaries in these agreements, the committee generally considers the range of competitive practice for the positions at the comparable companies and the Company’s overall financial performance during the prior year. Actual salary determination is subjective in that there are no specific weightings for the variables considered. Mr. Feldenkreis earned an annual base salary pay of $900,000 during fiscal 2006. This was within the range of competitive practice for the salaries for chief executive officers in the comparable group of companies.

Actual fiscal 2006 salaries for the executive officers included in the compensation table in this proxy statement were determined by a subjective evaluation of responsibilities, individual performance, experience, and, to a lesser degree, length of service.

Annual Incentive Compensation:    The fiscal 2006 bonus for Mr. George Feldenkreis was $783,000. The fiscal 2006 bonus for Mr. Oscar Feldenkreis was $696,000. Bonus payments were computed based on the designated criteria set by the committee pursuant to the 2005 Plan. The bonus for Mr. Pita, Ms. Hanono and Mr. Rosengard was $30,000, $11,400 and $114,000, respectively.

The 2005 Plan authorizes the committee to establish programs that allow payment of cash bonuses to participants based on pre-established minimum performance goals for designated performance periods. Pursuant to the 2000 Plan, in March 2005 the committee established a performance goal and a formula for determining a bonus for Mr. George Feldenkreis and for Mr. Oscar Feldenkreis, which was based on the Company’s EPS achievement for fiscal 2006. On April 27, 2006, the committee certified that the fiscal 2006 performance goals were met and approved the bonus payment for Mr. George Feldenkreis and Mr. Oscar Feldenkreis.

Long-Term Incentives:    Stock options and restricted stock awards are considered by the committee to be an effective method of aligning the interests of executives with those of the Company’s shareholders. To date, it is the only type of long-term equity incentive that has been awarded to our executives although, the committee may also grant deferred stock, stock appreciation rights or a similar security under its existing equity compensation plans. Each stock option permits the executive to purchase one share of our common stock from us at the market price of our common stock on the date of grant. The stock option grants usually vest over a three-year period of service. The restricted stock awards generally vest over a four year period. The size of awards is subjectively determined by the committee based on position, responsibilities, and individual performance, subject to plan limits.

Policy on Deductibility of Compensation Expense

We are not allowed a deduction for certain compensation paid to certain executive officers in excess of $1 million, except to the extent such excess constitutes performance-based compensation. The committee considers its primary goal is to design compensation strategies that further the best interests of the Company and its shareholders. To the extent they are not inconsistent with that goal, the committee will attempt where practical to use compensation policies and programs that preserve the tax deductibility of compensation expenses.

The Compensation Committee:

Joseph P. Lacher (Chairman)

Ronald L. Buch

Leonard Miller

Compensation Committee Interlocks and Insider Participation

None.

PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return on our common stock with the cumulative total shareholder return on the Nasdaq Stock Market-US Index and The S&P Apparel, Accessories & Luxury Goods Index commencing on February 1, 2001 and ending January 31, 2006.

	January 31,
	2002	2003	2004	2005	2006
Perry Ellis	$125.00	$290.33	$370.67	$351.67	$338.50
Nasdaq Stock Market	71.63	50.03	78.03	78.06	88.09
S&P Apparel, Accessories & Luxury Goods	113.43	109.47	128.06	162.42	178.94

*	Assumes that $100 was invested on February 1, 2001 in our common stock or in the Nasdaq Stock Market-US Index or The S&P Apparel, Accessories & Luxury Goods Index, and that all dividends are reinvested.

Report of the Audit Committee of the Board of Directors

The audit committee hereby reports as follows:

1. The audit committee has reviewed and discussed the audited financial statements with our management.

2. The audit committee has discussed with Deloitte & Touche LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards (“SAS”) 61 (Communications with Audit Committees), as may be amended or modified.

3. The audit committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with Deloitte & Touche LLP their independence.

4. Based on the review and discussions referred to in paragraphs (1) through (3) above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2006, for filing with the Commission.

/s/ Joseph P. Lacher

/s/ Leonard Miller

/s/ Gary Dix

Principal Accountant Fees and Services

Audit Fees

Fees for audit services totaled approximately $1,535,000 in fiscal 2006 and approximately $1,652,000 in fiscal 2005, including fees associated with the annual audit of our financial statements, reviews of our quarterly financial statements and of our quarterly and annual reports on Form 10-Q and Form 10-K, respectively, as well as services performed in connection with Sarbanes Oxley attestation, in fiscal 2006, and the review of our final prospectus, preliminary prospectus and registration statement on Form S-3 in fiscal 2005.

Audit-Related Fees

Fees for audit-related services totaled approximately $0 in fiscal 2006 and $125,000 in fiscal 2005. The fees in fiscal 2005 principally related to Sarbanes Oxley implementation assistance.

Tax Fees

Fees for tax-related services totaled approximately $0 in fiscal 2006 and $92,000 in fiscal 2005.

All Other Fees

We did not procure any other services from Deloitte & Touche LLP in fiscal 2006 or fiscal 2005.

Our audit committee pre-approves all audit services and permitted non-audit services (including the fees and terms thereof) to be performed by our independent registered public accounting firm, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act, which are approved by our audit committee prior to the completion of the audit. Our audit committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full audit committee at its next scheduled meeting.

During fiscal 2006, our audit committee pre-approved all audit services and permitted non-audit services performed by our independent registered public accounting firm and did not rely upon the de minimus exceptions described in Section 10A(i)(1)(B) of the Exchange Act.

Our audit committee has considered and determined that Deloitte & Touche LLP’s provision of these services is compatible with maintaining its independence.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Lease Agreements

We lease certain offices and warehouses owned by George Feldenkreis, our Chairman and Chief Executive Officer, under certain lease arrangements, most of which are on a month-to-month basis. Rent expense, including insurance and taxes, for these leases amounted to approximately $695,000, $654,000 and $428,000 for the years ended January 31, 2006, 2005 and 2004, respectively. Additionally, we reimbursed a Taiwanese entity controlled by George Feldenkreis for costs incurred in rendering services related to merchandising, sourcing, and quality control in the amount of approximately $81,000, $628,000 and $577,000 for the years ended January 31, 2006, 2005 and 2004, respectively. This arrangement was terminated during fiscal 2006.

Licensing Agreements

We are a party to licensing agreements with Isaco International, Inc. (“Isaco”), pursuant to which Isaco was granted the exclusive license to use the Perry Ellis and John Henry brand names in the United States and Puerto Rico to market a line of men’s underwear, hosiery and loungewear. The principal shareholder of Isaco is the father-in-law of Oscar Feldenkreis, our Vice Chairman, President and Chief Operating Officer. Royalty income earned from the Isaco license agreements amounted to $2,300,000, $2,300,000 and $2,204,000 for the years ended January 31, 2006, 2005 and 2004, respectively.

We are a party to licensing agreements with Tropi-Tracks LLC (“Tropi-Tracks”) pursuant to which Tropi-Tracks was granted an exclusive license to use the Jantzen brand name in the United States, Canada, and Mexico to market a line of men’s, women’s and junior’s casual and leisure footwear. Salomon Hanono, one of our directors and the son-in-law of George Feldenkreis, our Chairman and Chief Executive Officer, is a member of Tropi-Tracks. Royalty income earned from the Tropi-Tracks license agreement amounted to approximately $90,000, $57,000 and $81,000 for the years ended January 31, 2006, 2005 and 2004, respectively.

We are a party to licensing agreements with Superior International (“Superior”), pursuant to which Superior was granted a license to use the Perry Ellis, Cubavera and Mondo di Marco brand names in Latin America,

Mexico and the Caribbean to market a line of women’s sportswear. Oscar Feldenkreis, our Vice Chairman, President and Chief Operating Officer, is a partner in Superior. Royalty income earned from the Superior license agreement amounted to approximately $281,000, $258,000 and $108,000 for the years ended January 31, 2006, 2005 and 2004, respectively.

Charter Agreements

During the years ended January 31, 2006, 2005 and 2004, we were a party to aircraft charter agreements with third parties, who chartered the aircraft from an entity controlled by George Feldenkreis and Oscar Feldenkreis. George Feldenkreis is our Chairman and Chief Executive Officer and Oscar Feldenkreis is our Vice Chairman, President and Chief Operating Officer. There is no minimum usage requirement, and the charter agreement can be terminated with 60 days notice. We paid these unrelated third parties approximately $688,000, $677,000 and $37,000 in the years ended January 31, 2006, 2005 and 2004, respectively.

We believe that all of the arrangements summarized above are on terms at least as favorable as we could secure from a non-affiliated third party.

PROPOSAL TO RATIFY THE SELECTION

OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Deloitte & Touche LLP, an independent registered public accounting firm, has served in such capacity since 1993. The audit committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2007. One or more representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.

Vote Required for Approval

Shareholder approval is not required for the appointment of Deloitte & Touche LLP, since the audit committee is responsible for selecting auditors. However, the appointment is being submitted for approval at the Annual Meeting. No determination has been made as to what action the board of directors or the audit committee would take if shareholders do not approve the appointment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.

HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS

As permitted by the Securities Exchange Act of 1934, only one copy of this proxy statement is being delivered to shareholders residing at the same address, unless such shareholders have notified us of their desire to receive multiple copies of the proxy statement.

We will promptly deliver, upon oral or written request, a separate copy of the proxy statement or annual report to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to the Vice President of Finance by phone at (305) 592-2830 or by mail to Vice President-Finance, 3000 N.W. 107th Avenue, Miami, Florida 33172.

Shareholders residing at the same address and currently receiving only one copy of the proxy statement may contact the Vice President of Finance by phone at (305) 592-2830 or by mail to Vice President-Finance, 3000 N.W. 107th Avenue, Miami, Florida 33172 to request multiple copies of the proxy statement in the future.

Shareholders residing at the same address and currently receiving multiple copies of the proxy statement may contact the Vice President of Finance by phone at (305) 592-2830 by mail to Vice President-Finance, 3000 N.W. 107th Avenue, Miami, Florida 33172 to request that only a single copy of the proxy statement be mailed in the future.

OTHER BUSINESS

Our board of directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

INFORMATION CONCERNING SHAREHOLDER PROPOSALS

Pursuant to Rule 14a-8(e) promulgated by the Commission, a shareholder intending to present a proposal to be included in the our Proxy Statement for our 2007 Annual Meeting of Shareholders must deliver a proposal in writing to the Company’s principal executive offices no later than December 27, 2006.

Shareholder proposals intended to be presented at, but not included in our proxy materials for, that meeting must be received by us no later than March 12, 2007, at its principal executive offices; otherwise, the persons named as proxies in our form of proxy shall have discretionary authority to vote on such proposals.

By Order of the Board of Directors,

Fanny Hanono,
Secretary

Miami, Florida

May 16, 2006

Annex A

March 2003

PERRY ELLIS INTERNATIONAL, INC.

AUDIT COMMTTEE CHARTER

Purpose

The Audit Committee is appointed by the Board of Directors (the “Board”) to assist the Board in monitoring (1) the integrity of the financial statements of Perry Ellis International, Inc. (the “Company”), (2) the independent accountants’ qualifications and independence, (3) the performance of the Company’s internal audit function and independent accountants, and (4) the compliance by the Company with legal and regulatory requirements.

The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy materials.

Committee Membership

The Audit Committee shall consist of no fewer than three members. The members of the Audit Committee shall meet the independence and experience requirements of Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), the rules and regulations of the Commission and the rules and regulations of the Nasdaq Stock Market, Inc. At least one member of the Audit Committee shall be a “financial expert” as defined by the Commission.

The members of the Audit Committee shall be appointed by the Board and may be replaced by the Board.

Meetings

The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. The Audit Committee shall meet periodically with management, the internal auditors and the independent accountants in separate executive sessions. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent accountants to attend a meeting of the Committee or to meet with any members of, or consultants to, the Audit Committee.

Committee Authority and Responsibilities

The Audit Committee shall have the sole authority to appoint or replace the independent accountants. The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent accountants (including resolution of disagreements between management and the independent accountants regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent accountants shall report directly to the Audit Committee.

The Audit Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent accountants, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit.

The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent accountants for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.

The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

The Audit Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

1.	Review and discuss with management and the independent accountants the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2.	Review and discuss with management and the independent accountants the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent accountants’ review of the quarterly financial statements.

3.	Discuss with management and the independent accountants significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

4.	Review and discuss quarterly reports from the independent accountants on:

(a)	All critical accounting policies and practices to be used, including critical and significant accounting releases.

(b)	All alternative treatments of financial information within. generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent accountants.

(c)	Other material written communications between the independent accountants and management, such as any management letter or schedule of unadjusted differences.

5.	Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

6.	Discuss with management and the independent accountants the effect of regulatory and accounting initiatives as well as off-balance sheet items on the Company’s financial statements.

7.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

8.	Discuss with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

9.	Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

Oversight of the Company’s Relationship with the Independent Accountants

10.	Review and evaluate the lead partner of the independent accountants’ team.

11.	Obtain and review a report from the independent accountants at least annually regarding (a) the independent accountants’ internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent accountants and the Company. Evaluate the qualifications, performance and independence of the independent accountants, including considering whether the accountants’ quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the accountants’ independence, and taking into account the opinions of management and internal auditors.

12.	Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

13.	Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent accountants who participated in any capacity in the audit of the Company.

14.	Meet with the independent accountants prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Company’s Internal Audit Function

15.	Review the appointment and replacement of the senior internal auditor.

16.	Review the significant reports to management prepared by the internal auditing department and management’s responses.

17.	Discuss with the independent accountants and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

Compliance Oversight Responsibilities

18.	Obtain from the independent accountants assurance that Section 10A(b) of the Exchange Act has not been implicated .

19.	Obtain reports from management, the Company’s internal audit department and the independent accountants that the Company and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Business Conduct and Ethics. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Conduct and Ethics.

20.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

21.	Discuss with management and the independent accountants any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

22.	Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

Limitation of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable. rules and regulations. These are the responsibilities of management and the independent accountants.

PERRY ELLIS INTERNATIONAL, INC.

ANNUAL MEETING OF SHAREHOLDERS – JUNE 16, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

PERRY ELLIS INTERNATIONAL, INC.

The undersigned hereby appoints George Feldenkreis and Oscar Feldenkreis, acting singly, as Proxies, each with full power to appoint a substitute, to represent and to vote, with all the powers the undersigned would have if personally present, all the shares of Common Stock, $.01 par value per share, of Perry Ellis International, Inc., a Florida corporation (the “Company”), held of record by the undersigned on April 19, 2006 at the Annual Meeting of Shareholders to be held on June 16, 2006 or any adjournment or adjournments thereof.

Proposal 1.	Election of directors of the Company to serve until the 2009 Annual Meeting of Shareholders.

☐	FOR ALL THE NOMINEES LISTED BELOW	☐	WITHHOLD AUTHORITY
	(except as marked to the contrary below)		to vote for all nominees listed below

Oscar Feldenkreis
Joseph P. Lacher

(INSTRUCTIONS: To withhold authority for any individual nominee, write that nominee’s name in the space below.)

Proposal 2.	Ratification of selection of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending January 31, 2007.

FOR ☐ AGAINST ☐ ABSTAIN ☐

In their discretion, the Proxies are authorized to vote upon other business as may come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the Proxy will be voted FOR Proposals 1 and 2.

Dated: , 2006

(Signature)

(Signature)

PLEASE SIGN HERE

Please date this proxy and sign your name exactly as it appears hereon.

Where there is more than one owner, each should sign. When signing as an agent, attorney, administrator, executor, guardian, or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer who should indicate his office.

PLEASE DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED ENVELOPE.

NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.